Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor Contact:

Mark Namaroff

Sr. Director of Investor Relations and Corporate Communications

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the Fourth Quarter and Fiscal Year Ended July 31, 2017

and Declares Quarterly Cash Dividend

Strategic Sale Process Underway; Re-Focused Investment on Core Businesses and Reduced Annual Operating Expenses by Approximately $24M; Announces Fiscal 2018 Outlook

PEABODY, Mass. (September 19, 2017)—Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its fourth quarter and year-ended July 31, 2017.

Highlights during the fourth quarter of fiscal 2017 included:

•	Revenue of $111.6 million with gross margin of 34%

•	GAAP operating margin of -14%; non-GAAP operating margin of -4%

•	GAAP diluted EPS of ($1.98); non-GAAP diluted EPS of $0.00

•	Operating cash flow of $23 million

•	Completed Ultrasound restructuring and portfolio optimization lowering our overall annual operating expenses by $24 million

•	Checkpoint CT system, ConneCT, recently received TSA certification, providing for U.S. airport deployment

•	Rapid DNA Act was signed into law allowing the FBI to begin deployment process for our Rapid DNA system

Highlights for fiscal year 2017 included:

•	Revenue of $486.4 million with gross margin of 41%

•	GAAP operating margin of -14%; non-GAAP operating margin of 7%

•	GAAP diluted EPS of ($5.96); non-GAAP diluted EPS of $2.22

•	Operating cash flows of $76 million and free cash flow[1] of $67 million

[1]	Free cash flow is a non-GAAP financial measure and is defined as operating cash flow minus capital expenditures. For fiscal 2017 free cash flow of $67 million equals operating cash of $76 million minus capital expenditures of $9 million. See section on “Use of non-GAAP financials measures” for further detail.

Fred Parks, president and CEO, commented, “In fiscal 2017, we realigned the company’s resources with our core businesses. Our cost structure is now much leaner. We are on track to realize $24 million in annual cost savings and we remain focused on further improving our cost structure. As a result, we expect improved profitability in fiscal 2018 despite lower revenues. These actions will also allow us to focus our BK Ultrasound business in its core markets of urology and surgery, and pursue continued growth opportunities in Security and Medical Imaging.

Parks continued, “The Board is focused on maximizing stockholder value. While we are confident in our growth plans, we believe that a sale of the company may create more certain value for our stockholders. Analogic remains committed to providing our customers with innovative technology and world-class products while we pursue this sale process.”

Strategic Review Process for Sale of Company Underway

The Company announced in June 2017 that it intended to explore strategic alternatives. The Board of Directors has engaged Citi as financial advisor and initiated a process for the sale of the entire Company to maximize stockholder value on an accelerated timeline. The sale process is underway and the Company will provide updates as appropriate. While there can be no assurance that the process will result in a transaction, the Board is committed to the process.

Fourth Quarter and Full Year Fiscal 2017 Results

Revenue for the fourth quarter of fiscal 2017 was $111.6 million compared with revenue of $138.1 million in the fourth quarter of fiscal 2016. Additional information on revenue for each of our business segments is provided below.

GAAP net loss for the fourth quarter of fiscal 2017 was ($24.6) million, or ($1.98) per diluted share, compared with GAAP net income of $8.8 million, or $0.70 per diluted share, in the fourth quarter of fiscal 2016. Earnings were negatively impacted by higher than anticipated inventory impairment charges associated with our Ultrasound portfolio optimization efforts and a related non-cash tax valuation allowance, as well as lower revenues. Included in the GAAP net loss and GAAP diluted EPS for the fourth quarter of fiscal 2017 were pre-tax asset impairment charges totaling $1.0 million, or $0.05 per diluted share, non-cash tax valuation allowances of $17.2 million, or $1.38 per diluted share, pre-tax restructuring charges of $4.8 million or $0.26 per diluted share, and inventory impairment charges of $8.3 million, or $0.42 per diluted share.

Non-GAAP net income for the fourth quarter of fiscal 2017, excluding the above-mentioned items, was $0.02 million, or $0.00 per diluted share, compared with non-GAAP net income of $12.8 million, or $1.02 per diluted share, in the fourth quarter of fiscal 2016. A reconciliation of non-GAAP to GAAP financial measure is included as an attachment to this news release.

For the full year of fiscal 2017, revenue totaled $486.4 million, down 4% from fiscal 2016. GAAP net loss was ($74.2) million, or ($5.96) per diluted share, compared with net income of $12.1 million, or $0.96 per diluted share, for fiscal 2016. Included in GAAP net loss and GAAP diluted EPS for fiscal 2017 were pre-tax asset impairment charges totaling $84.5 million, or $5.89 per diluted share, non-cash tax valuation allowances of $17.2 million, or $1.38 per diluted share, pre-tax restructuring charges of $7.2 million, or $0.38 per diluted share, and inventory impairment charges of $8.3 million, or $0.42 per diluted share, associated with our Ultrasound portfolio optimization efforts. Also included in GAAP net income and GAAP diluted EPS for fiscal 2017 was a $10.2 million, or $0.52 per diluted share, benefit due to a contingent consideration adjustment associated with a decrease in forecasted revenues from the Oncura veterinary acquisition.

Fiscal 2017 non-GAAP net income was $28.0 million, or $2.22 per diluted share, compared with $44.7 million, or $3.54 per diluted share, in fiscal 2016.

Segment Revenues for the Fourth Quarter for Fiscal 2017

Medical Imaging segment revenue was $65.1 million for the fourth quarter of fiscal 2017, impacted by lower than expected CT system shipments. Revenue was down 16% from revenue of $77.9 million in the same period of fiscal 2016, due primarily to lower revenues in CT and MR offset in part by higher revenue in Mammography and Motion Controls. Fiscal 2017 Medical Imaging revenues were $274.2 million, down 5% from fiscal 2016.

Ultrasound segment revenue was $36.0 million for the fourth quarter of fiscal 2017, down 21% from revenue of $45.6 million in the same period of fiscal 2016, due primarily to lower revenues in point of care and general imaging as we refocus our business in urology/surgery and impacted by adjustments of revenue from prior periods associated with an engineering project. Fiscal 2017 Ultrasound revenues were $146.9 million, down 10% from fiscal 2016.

Security and Detection segment revenue was $10.4 million for the fourth quarter of fiscal 2017, down 28% from revenue of $14.5 million in the same period of fiscal 2016, due primarily to timing of medium speed and high speed shipments and impacted by adjustments of revenue from prior periods associated with an engineering project. Fiscal 2017 Security and Detection revenues were $65.3 million, up 16% from fiscal 2016.

Fiscal 2018 Outlook

As a result of the Company’s completed restructuring actions, overall profitability is expected to improve in fiscal 2018 despite expected lower year-over-year revenues. Total company revenue for fiscal 2018 is expected to be between $445 and $460 million with non-GAAP operating margins of 10% to 11% resulting in non-GAAP diluted EPS of $2.70 to $2.90. First quarter revenue is expected to be lower than the fourth quarter of fiscal 2017 with sequential improvement through the remainder of fiscal 2018, resulting in an approximate 45%/55% revenue split between the first and second half of the year.

•	Ultrasound revenue for fiscal 2018 is expected to be down mid-single digits with positive low-single digit non-GAAP operating margin as the company begins to see the benefit of its product portfolio optimization efforts and lower operating expenses

•	Medical Imaging revenue for fiscal 2018 is expected to be down low-double digits with mid-teens non-GAAP operating margin due primarily to the impact of a customer out-sourcing decision in CT

•	Security and Detection revenue for fiscal 2018 is expected to have double digit growth, with mid-teens non-GAAP operating margin on continued demand for medium speed and high speed check baggage screening systems

The Company does not provide a GAAP operating margin and earnings outlook because it is unable to reliably forecast many of the items that are excluded from the calculation of non-GAAP operating margin and earnings. These items could cause our GAAP operating margins and earnings to differ materially from the corresponding non-GAAP values. For more information, see “Use of Non-GAAP Financial Measures,” below.

Quarterly Cash Dividend

On September 15, 2017, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its fourth fiscal quarter ended July 31, 2017. The cash dividend will be payable on October 13, 2017, to shareholders of record on September 29, 2017.

Use of Non-GAAP Financial Measures

We supplement our GAAP financial reporting with certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP operating margin, non-GAAP other income and expense, non-GAAP net income, non-GAAP effective tax rate, non-GAAP diluted EPS and free cash flow. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have included at the end of this document a reconciliation of each historical non-GAAP financial measure used in this document to the most directly comparable GAAP financial measure.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, in forecasting and planning for future periods, and in determining payments under our compensation programs. We also believe that non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and in comparing financial results across accounting periods and to those of other companies.

With respect to forwarding-looking measures, we provide an outlook for our non-GAAP operating margins and earnings. We do not provide operating margin or earnings outlook on a GAAP basis. Many of the items that we exclude from our non-GAAP operating margin and earnings calculations, such as amortization of intangibles, acquisition related costs, restructuring expenses, and one-time tax adjustments, are less capable of being controlled or reliably predicted by management. These items could cause our GAAP operating margins and earnings to vary materially from the corresponding Non-GAAP figures presented in our outlook statements.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, risks associated with the ability of the company to successfully complete its current review of strategic alternatives and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward looking statements included in this press release represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call Details

The Company will conduct a conference call on Tuesday, September 19, 2017, at 5:00 p.m. (ET) to discuss results for the fourth quarter and fiscal year ended July 31, 2017. During the call, management will discuss the financial results for the quarter and fiscal year as well as provide an outlook for fiscal 2018 concluding with a question-and-answer session. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference call, passcode 42748. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s investor relations website at http://investor.analogic.com.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit http://investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET), Thursday, October 19, 2017. To access the digital replay, dial 1-877-919-4059, or 1-334-323-0140 for international callers. The passcode is 52782762. For more information, visit http://investor.analogic.com, or call 978-326-4058.

Analogic – Celebrating 50 Years of Imaging Innovation

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	July 31, 2017	July 31, 2016	July 31, 2017	July 31, 2016
Net revenue:
Product	$112,801	$136,309	$484,173	$502,752
Engineering	(1,249)	1,742	2,199	6,096

Total net revenue	111,552	138,051	486,372	508,848

Cost of sales:
Product	71,948	73,222	282,096	275,632
Engineering	1,805	1,415	4,985	5,151

Total cost of sales	73,753	74,637	287,081	280,783

Gross profit	37,799	63,414	199,291	228,065

Operating expenses:
Research and product development	16,543	16,850	63,505	67,119
Selling and marketing	15,910	18,988	67,805	65,266
General and administrative	15,087	12,114	43,064	60,826
Restructuring	4,787	1,372	7,167	9,641
Asset impairment charges	1,036	—	84,510	—

Total operating expenses	53,364	49,324	266,051	202,852

(Loss) income from operations	(15,565)	14,090	(66,760)	25,213
Total other income (expense), net	854	3	497	(4,897)

(Loss) income before income taxes	(14,711)	14,093	(66,263)	20,316
(Benefit from) provision for income taxes	9,908	5,326	7,974	8,189

Net (loss) income	$(24,619)	$8,767	$(74,237)	$12,127

Net (loss) income per share
Basic	$(1.98)	$0.71	$(5.96)	$0.98
Diluted	$(1.98)	$0.70	$(5.96)	$0.96
Dividends declared and paid per share	$0.10	$0.10	$0.40	$0.40
Weighted-average shares outstanding:
Basic	12,452	12,371	12,456	12,402
Diluted	12,452	12,554	12,456	12,615

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)
	July 31, 2017	July 31, 2016
Assets:
Cash and cash equivalents	$129,298	$118,697
Short-term marketable securities	18,797	—
Accounts receivable, net	77,587	112,412
Inventory	130,575	145,513
Other current assets	14,448	12,182

Total current assets	370,705	388,804
Long-term marketable securities	26,171	—
Property, plant, and equipment, net	102,676	107,790
Intangible assets and goodwill, net	28,269	119,109
Other non-current assets	10,262	17,194

Total Assets	$538,083	$632,897

Liabilities and Stockholders’ Equity:
Accounts payable	$27,179	$28,575
Accrued liabilities	31,620	41,057
Other current liabilities	8,311	8,835

Total current liabilities	67,110	78,467
Long-term liabilities	10,479	23,253
Stockholders’ equity	460,494	531,177

Total Liabilities and Stockholders’ Equity	$538,083	$632,897

Reconciliation of Certain Non-GAAP Financial Measures

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	July 31, 2017	July 31, 2016	July 31, 2017	July 31, 2016
GAAP (Loss) Income From Operations	$(15,565)	$14,090	$(66,760)	$25,213
Share-based compensation expense (Note 1)	3,076	1,720	9,431	8,797
Acquisition-related revenues and expenses (Note 2)	1,668	2,360	(2,204)	9,376
BK Medical distributor matter inquiry related costs (Note 3)	251	195	274	10,467
Restructuring (Note 4)	4,787	1,372	7,167	9,641
Asset impairment charges (Note 5)	1,036	—	84,510	—

Non-GAAP Income From Operations	$(4,748)	$19,737	$32,420	$63,494

GAAP Operating Margin	-14.0%	10.2%	-13.7%	5.0%
Effect of non-GAAP adjustments	9.7%	4.1%	20.4%	7.5%
Non-GAAP Operating Margin	-4.2%	14.3%	6.7%	12.5%
GAAP Other Income (Expense), net	$854	$3	$497	$(4,897)
BK Medical distributor matter inquiry related costs (Note 3)	—	—	—	3,211

Non-GAAP Other Income (Expense), net	$854	$3	$497	$(1,686)

Percentage of Total Net Revenue	0.8%	0.0%	0.1%	-0.3%
GAAP Tax Provision (Benefit) (Note 6)	$9,908	$5,326	$7,974	$8,189
GAAP Tax Rate	-67.4%	37.8%	-12.0%	40.3%
Non-GAAP Tax Provision (Benefit) (Note 6)	(3,912)	6,963	$4,966	$17,080
Non-GAAP Tax Rate	100.5%	35.3%	15.1%	27.6%
GAAP Net (Loss) Income	$(24,619)	$8,767	$(74,237)	$12,127
Share-based compensation expense (Note 1)	2,111	1,121	6,421	6,029
Acquisition-related revenues and expenses (Note 2)	1,307	1,898	(97)	7,567
BK Medical distributor matter inquiry related costs (Note 3)	159	133	602	12,820
Restructuring (Note 4)	3,219	858	4,776	6,185
Asset impairment charges (Note 5)	657	—	73,301	—
Valuation Allowance Tax Effect	17,184		17,184

Non-GAAP Net Income	$18	$12,777	$27,950	$44,728

Percentage of Total Net Revenue	0.0%	9.3%	5.7%	8.8%
GAAP Diluted EPS	$(1.98)	$0.70	$(5.96)	$0.96
Effect of non-GAAP adjustments	$1.98	$0.32	8.18	2.58

Non-GAAP Diluted EPS	$—	$1.02	$2.22	$3.54

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal years 2016 and 2017, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles and legal fees of $1.7 million and $8.0 million for the three and twelve months ended July 31, 2017, respectively. Costs also included the adjustment for a decrease in the contingent consideration accrual of $0 and $10.2 million for the three and twelve months ended July 31, 2017, respectively.

Note 3: During the three and twelve months ended July 31, 2017, we incurred $251 thousand and $274 thousand, respectively, of pre-tax inquiry-related costs, respectively, associated with the BK Inquiry matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During each of the three and twelve months ended July 31, 2017, we incurred pre-tax charges of $4.8 million and $7.2 million, respectively, primarily due to severance and related costs for involuntary terminated employees.

Note 5: As a result of continuing losses in the Oncura business, and the declining business outlooks for the Oncura and Ultrasound businesses, the Company evaluated the net realizability of all of the related assets throughout fiscal year 2017. As a result, the company recorded a pre-tax asset impairment charges of $1.0 million and $84.5 million for the three and twelve months ended July 31, 2017, respectively, associated with the write-off of the Oncura and Ultrasound net intangibles and goodwill balances, as well as certain other long-lived assets.

Note 6: The fourth quarter and fiscal year ended July 31, 2017 non-GAAP tax rate differs from the GAAP tax rate primarily due to acquisition related adjustments and stock compensation expenses. The fourth quarter and fiscal year ended July 31, 2016 non-GAAP tax rates differ from the GAAP tax rates primarily due to the BK Matter Inquiry costs and by acquisition related amortization expense.